Exhibit 99.1

CenterPoint Communications Natalie Hedde: 812.491.5105 Natalie.hedde@centerpointenergy.com	CenterPoint Investor Relations David Mordy: 713.207.6284 David.mordy@centerpointenergy.com

For Immediate Release		Page 1 of 3
CenterPoint Energy Announces Sale of
CenterPoint Energy Services Business to Energy Capital Partners

•	Sale supports further emphasis on CenterPoint Energy’s core utility operations

•	ECP to support CES’ continued focus on providing the highest level of customer service

•	Transaction is expected to close in Second Quarter

Houston – Feb. 24, 2020 – CenterPoint Energy, Inc. (NYSE: CNP) today announced it has entered into an agreement to sell its natural gas retail business, CenterPoint Energy Services, Inc. (CES) to Energy Capital Partners, LLC, (ECP), a private equity and credit investor specializing in energy infrastructure projects, for total consideration of approximately $400 million, including estimated working capital at close, subject to the satisfaction of customary terms and conditions. As part of the transaction, CES will enter into a structured long-term Preferred Supply agreement where Shell Energy North America (US), L.P. (SENA) will provide gas supply and collateral support, as well as receive equity warrants. Net proceeds of the sale will be used to repay a portion of outstanding CenterPoint Energy debt.

“The sale of our gas retail business further positions CenterPoint Energy to focus on the long-term performance of our core electric and natural gas utility businesses,” said John W. Somerhalder II, interim president and chief executive officer of CenterPoint Energy. “At the same time, this sale will strengthen our balance sheet and improve our business risk profile.”

Somerhalder added, “When combined with our recent agreement to sell Miller Pipeline and Minnesota Limited, two businesses that comprised our infrastructure services segment, we expect our utility earnings contribution to approach 90% over the next several years.”

CES provides competitive natural gas sales, storage and supply, and other energy-related solutions to approximately 30,000 commercial and industrial customers, utilities and municipalities in more than 30 states. CES is headquartered in Houston and has approximately 300 employees.

“ECP looks forward to partnering with CES and its employees in order to continue providing customers with best-in-class service and reliable gas supply,” said Andrew Gilbert, a partner at ECP. “We are excited to support CES’ future growth.”
The sale is anticipated to be completed in the second quarter 2020, subject to the satisfaction of closing conditions, including the expiration or termination of the Hart-Scott-Rodino waiting period.

Goldman Sachs & Co. LLC is serving as exclusive financial advisor to CenterPoint Energy. Akin Gump Strauss Hauer & Feld LLP is acting as legal counsel to CenterPoint Energy. Latham & Watkins, LLP is serving as legal counsel to Energy Capital Partners, LLC and BNP Paribas is providing a committed borrowing base facility.

Headquartered in Houston, CenterPoint Energy, Inc. (NYSE: CNP) is an energy delivery company with regulated utility businesses in eight states and a competitive energy businesses footprint in nearly 40 states. Through its electric transmission & distribution, power generation and natural gas distribution businesses, the company serves more than 7 million metered customers in Arkansas, Indiana, Louisiana, Minnesota, Mississippi, Ohio, Oklahoma and Texas. CenterPoint Energy’s competitive energy businesses include natural gas marketing and energy-related services; energy efficiency, sustainability and infrastructure modernization solutions; and construction and repair services for pipeline systems, primarily natural gas. The company also owns 53.7 percent of the common units representing limited partner interests in Enable Midstream Partners, LP, a publicly traded master limited partnership that owns, operates and develops strategically located natural gas and crude oil infrastructure assets. With approximately 14,000 employees and nearly $35 billion in assets, CenterPoint Energy and its predecessor companies have been in business for more than 150 years. For more information, visit CenterPointEnergy.com.

Energy Capital Partners, founded in 2005, is a North American-focused investor across both equity and credit infrastructure assets, including natural gas power generation, renewables and storage solutions, midstream, environmental infrastructure and opportunistic energy situations emphasizing the transition to clean energy while avoiding the more volatile energy subsectors like exploration and production. The ECP team, comprised of 61 people with 600 years of collective industry experience, deep expertise and extensive relationships, has consummated more than 60 transactions over the last 10 years, representing more than $45 billion of enterprise value.

Forward-Looking Statement
The statements in this press release contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this press release are forward-looking statements made in good faith by us and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  When used in this press release, the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “plan,” “potential,” “predict,” “projection,” “should,” “target,” “will” or other similar words are intended to identify forward-looking statements. These forward-looking statements are based upon assumptions of management which are believed to be reasonable at the time made and are subject to significant risks and uncertainties. Actual events and results may differ materially from those expressed or implied by these forward-looking statements. Forward-looking statements include, but are not limited to, statements relating to benefits of the sale, the timing of the closing, CenterPoint Energy’s use of proceeds from the sale, the relative contribution of CenterPoint Energy’s core energy delivery business after closing, including the related impact to utility earnings percentages, and anticipated changes in CenterPoint Energy’s balance sheet, risk profile and earnings quality. Each forward-looking statement contained in this press release speaks only as of the date of this release. Important factors that could cause actual results to differ materially from those indicated by the provided forward-looking information include risks and uncertainties relating to: (1) the timing of the expiration or termination of the Hart-Scott-Rodino waiting period and the receipt of any consents, waivers or approvals required to be obtained pursuant to applicable antitrust laws, (2) the occurrence of any event, change or other circumstances that could give rise to the termination of the proposed transactions or could otherwise cause the failure of the proposed transactions to close, (3) the risk that a condition to the closing of the proposed transactions may not be satisfied, (4) the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted relating to the proposed transactions, (5) the timing to consummate the proposed transactions, (6) disruption from the proposed transactions making it more difficult to maintain relationships with customers, employees, regulators or suppliers, (7) the diversion of management time and attention on the proposed transactions and (8) other factors discussed in CenterPoint Energy’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, CenterPoint Energy’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2019, June 30, 2019 and September 30, 2019 and other reports CenterPoint Energy or its subsidiaries may file from time to time with the Securities and Exchange Commission.